The Exclusive Collective and Inspirato Announce Completion of Acquisition

DENVER, February 3, 2026 — The Exclusive Collective and Inspirato today jointly announce the completed acquisition of Inspirato Incorporated (“Inspirato”) by Exclusive Investments, LLC (“Exclusive Investments”).

Under the terms of the transaction, Exclusive Investments acquired all outstanding shares of Inspirato Class A common stock for $4.27 per share in an all-cash transaction, valuing Inspirato at an equity value of approximately $59 million on a fully diluted basis. The purchase price represented an approximately 50% premium to Inspirato’s closing price on December 16, 2025, the last trading day prior to the original announcement. Following closing, Inspirato became a privately held company, and its Class A common stock is no longer listed or traded on Nasdaq.

The transaction has been unanimously approved by Inspirato's Board of Directors and approved by Inspirato's shareholders. Inspirato’s largest shareholder and former Chairman and CEO, Payam Zamani, including through his affiliated company One Planet Group, voted the shares he controls in favor of the transaction, supporting a smooth transition of ownership.

In connection with the closing, Payam Zamani stepped down from his executive role at Inspirato. James Henderson, Chief
Executive Officer of The Exclusive Collective and Exclusive Resorts has assumed the role of Interim CEO of Inspirato while a search for a permanent successor is underway.

James Henderson added, “As Inspirato celebrates 15 years, joining The Exclusive Collective allows the brand to operate with greater clarity, stability, and confidence—focused squarely on delivering exceptional travel experiences today and into the future. We're excited to welcome Inspirato as a marquee pillar within our portfolio, supporting meaningful travel across all stages of life.”

Legal and advisory support for the transaction included Latham & Watkins LLP serving as legal counsel to Exclusive Investments LLC, Roth Capital Partners, LLC as financial advisor, and Davis Graham & Stubbs LLP as legal advisor to Inspirato.

About The Exclusive Collective
The Exclusive Collective is a multi-brand luxury travel and lifestyle platform serving high-net-worth individuals and families seeking a richer, more intentional way of living. Built on the understanding that how people travel evolves over time, the platform is structured to grow with its customers, supporting sustained relationships across life stages and travel styles within a single ecosystem. Upon closing of the Inspirato acquisition, The Exclusive Collective serves 24,000 high-net-worth travelers annually across Exclusive Resorts, Inspirato, and onefinestay. The platform is supported by Exclusive Resorts’ $1 billion portfolio of owned private residences, rare journeys, and global partners, together with a broader base of more than 3,000 leased and professionally managed residences operated by Inspirato and onefinestay worldwide. Backed by majority owner Steve Case, Co-Founder of AOL, Chairman and CEO of Revolution, and Chairman of Exclusive Resorts, The Exclusive Collective is expected to generate more than $500 million in revenue and approximately $70 million in EBITDA in 2026.

About Exclusive Resorts
Exclusive Resorts is the flagship brand within The Exclusive Collective and the world’s leading Members-only club dedicated to luxury travel and curated experiences. For more than two decades, Exclusive Resorts offers its 4,000+ Members access to a $1 billion portfolio of private residences, rare journeys, and global partners—all designed to support a richer, more meaningful way of living. The Club recently expanded into branded residential real estate, extending its signature approach to ownership and hospitality into the category. Learn more at exclusiveresorts.com.

About Inspirato
Inspirato is a luxury travel subscription company serving nearly 10,000 Members through a global portfolio of 300+ exceptional vacation homes, five-star hotel partners, and bespoke experiences. Its innovative model delivers the consistency, service, and trusted quality discerning travelers expect, offering a streamlined and dependable way to explore the world with confidence. Learn more at inspirato.com.

About onefinestay
onefinestay offers a curated portfolio of 3,000 private villas, chalets, and residences in flagship destinations including London, Paris, New York City, and Los Angeles. Each home is selected for its exceptional design and appeal to discerning travelers, supported by personal welcomes, 24/7 service, and tailored amenities. onefinestay is also a trusted partner to homeowners seeking professional home management and a secure way to list their properties. Learn more at onefinestay.com.

Contact
Josephine Simmons
Head of Communications, The Exclusive Collective
press@theexclusivecollective.com